[BCE INC. LOGO]

For Immediate Release

BCE files annual report on Form 40-F

MONTRÉAL, March 15, 2011 – BCE Inc. (TSX, NYSE: BCE) today announced the filing of its 2010 annual report on Form 40-F with the U.S. Securities and Exchange Commission (SEC). BCE’s Form 40-F, which includes its audited financial statements for the year ended December 31, 2010, as well as a reconciliation of Canadian generally accepted accounting principles to United States generally accepted accounting principles, is available on BCE’s website at www.bce.ca in the Investors section (under Financial Performance – Annual Reporting) and on the SEC’s website at www.sec.gov. Holders of BCE securities may receive a free printed copy of BCE’s audited financial statements and of the related reconciliation by contacting BCE Investor Relations by telephone at 1 800 339-6353, by e-mail at investor.relations@bce.ca or in writing to 1 Carrefour Alexander-Graham-Bell, Building A, 6th Floor, Verdun, Québec, Canada H3E 3B3.

About BCE
BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Operating under the Bell and Bell Aliant brands, the Company’s services include telephone services, wireless communications, high-speed Internet, digital television, IP-broadband services and information and communications technology (ICT) services.

BCE shares are listed in Canada and the United States. For corporate information on BCE, please visit www.bce.ca. For Bell product and service information, please visit www.bell.ca. The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit bell.ca/letstalk.

Media inquiries:

Marie-Ève Francœur
Bell Media Relations
514 391-5263
marie-eve.francoeur@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
514-870-4619
thane.fotopoulos@bell.ca